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                                 EXHIBIT (10-3)



           The Procter & Gamble Executive Group Life Insurance Policy

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                           MEMORANDUM OF UNDERSTANDING
                          -----------------------------

This memorandum dated as of December 30,1997, reflects the understanding and agreement between The Procter & Gamble Company as policyholder
("Policyholder/P&G") of a Flexible Premium Group Variable Life Insurance Policy (the "Policy") and Metropolitan Life Insurance Company ("Carrier/Metropolitan").

Policyholder and Carrier understand and agree that the following is in no way inconsistent with the Policy:

Qualification of the Policy as Life Insurance (IRC Sections 7702 and 101)
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Assuming insurable interest by the Policyholder, Carrier will administer the
Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code (the "IRC"), to have a bona fide element of risk, and to provide death benefits under the Policy that will be excludible from taxable income to the extent provided under IRC section 101(a). On or before the date of this memorandum, Carrier has provided an opinion from outside counsel addressed to Policyholder that the Policy complies with the requirements of section 7702. See Exhibit 1.

Qualification of the Policy as a Variable Contract
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Subject to the conditions stated below, Carrier will administer the Policy to
(a) be a "Variable contract" within the meaning of Section 817(d) of the Internal Revenue Code and (b) be based on one or more segregated asset accounts, the assets of which are owned by Carrier and are adequately diversified, as required by Internal Revenue Code Section 817(h).

Policyholder may determine the percentage of premium payments and/or policy cash value that is allocated to a specific separate account and will have the right to reallocate amounts among the separate accounts as provided in the Policy. The Policyholder shall not have the right to manage the assets of the separate accounts or to direct the purchase or sale of specific investment assets and will not communicate directly or in any manner with respect to these separate accounts with any of the managers or sub investment managers of the separate accounts.

Metropolitan will be the investment manager for any Separate Accounts under this Policy. Separate Accounts may have sub-investment managers chosen by Metropolitan.

The Policy will state that the assets held in each Separate Account will be maintained solely for the liabilities of the participants in that Separate Account. The Carrier will make provision that the income, gains and losses of each Separate Account shall be credited to or charged against that Separate Account's assets and none of the assets held in a Separate Account will be charged or chargeable with liabilities arising out of any other business of the Carrier or used for purposes unrelated to the terms and provisions of that Separate Account. On or before the date of this

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memorandum, Carrier has provided a letter from its counsel addressed to
Policyholder on these issues. See Exhibit 2.

Underwriting
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Based on the census in the November 11,1998 illustrations, current participants who are domestic actives and retirees will be covered under Carrier's Guaranteed Issue program for the plan benefit and cost recovery amounts in effect on the date the Policy is issued.

Future new participants will be subject to the following "Active at Work" criteria:

- not been absent from work due to illness or medical treatment for a period of more than 5 consecutive days in the last 3 months; and

- are actively at work, full time performing all duties of regular occupation, at customary place of employment.

The guaranteed issue limit upon entry into the plan by new participants will be $2 million. Based on the current plan design, death benefits under the Policy may be increased without additional underwriting:

-        by reason of promotional increases verified by P&G, and

- by up to 15% per year (with any unused portion of such increment rolling forward for five years on a cumulative basis) to reflect compensation (salary and bonus) increases,

subject to a lifetime guaranteed issue limit of $5,000,000 per life, which limit will be reviewed at least every five years and (absent retention, reinsurance or adverse selection constraints) adjusted to accommodate anticipated plan benefit and cost recovery amounts. Amounts in excess of the guaranteed issue limits will, at Carrier's request, be subject to underwriting.

Carrier will not deny claims by reason of the suicide exclusion provision of the Policy. Carrier acknowledges, accepts and agrees to be bound by consents to insurance, beneficiary designations and assignments in effect under P&G's executive life insurance program.

Cost of Term Insurance Charges
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The Cost of Term Insurance charges ("COI") for the current active population and new entrants (meeting the "active at work" requirements) will be based on 90% of Carrier's current Corporate Universal Life Guaranteed Issue, Sex Distinct, Unismoker rates. The current retirees will have rates equal to 120% of Carrier's Corporate Universal Life Guaranteed Issue, Sex Distinct, Unismoker rates.

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P & G will have COI rates equal to the foregoing unless Carrier's Corporate
Universal Life Guaranteed Issue, Sex Distinct, Unismoker rates are increased to the maximum rates of 1980 CSO table (Table A for males and Table G for females). Only at that time will the rates under this Policy for actives and new entrants be increased to up to 100% of Corporate Universal Life Guaranteed Issue, Sex Distinct, Unismoker rates, with a corresponding change in the COI for current retirees. Any future changes in COI rates will be determined based on changes in Corporate Universal Life Guaranteed Issue Rates. Metropolitan shall inform the Policyholder in writing at least 60 days in advance of any changes in such rates.

The Guaranteed Issue, Sex Distinct COI rates are the rates that Metropolitan charges in Individual Executive Pooled Policies which are selected by the Guaranteed Issue Underwriting procedure and are filed with the state Insurance Departments. The Corporate Universal Life Product is one of those policies included in this pool. Any changes in these rates are required to be filed with the state Insurance Departments and must be justifiable in terms of experience of the Guaranteed Issue mortality pool. Therefore, the insured employees of this Policy join the mortality pool which is the aggregate of all insured executives who are selected by the Guaranteed Issue Underwriting procedure. The future determination of the COI of this pool is by the mortality experience of the pool in total and is not by the mortality experience of each case or a subgroup of insured lives of the pool. Any changes in these rates must apply to all policies which are charged the Guaranteed Issue COI rates, including the Policy.

Upon reasonable notice from Policyholder, Metropolitan will develop COI charges, retention and retrospective deductions based on the demographics of insured lives in the plan at that time.

The guaranteed maximum COI will never exceed those based on the 1980 CSO Table (Table A for males and Table G for females).

Enhanced Policy Administration
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At Policyholder's request, Carrier will provide enhanced administrative services with respect to the Policy. Such services will include:

A.       Program Analysis

         1. Prepare feasibility studies and recommendations of various funding level alternatives.

         2.       Provide financial analysis of the program.

B.       Program Establishment

         1. Provide specimen documents to and reviewing specimen documents with Policyholder's legal counsel and auditors.

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         2.       Prepare financial projections and, where applicable, proxy statement text with respect to the program.

         3. Coordinate and establish program implementation and administration, and set up records and other systems for the program.

         4.       Process section 1035 exchange.

C.       Program Documentation. Provide program documentation, including:

         1.       Program explanation (including original assumptions).

         2.       Insurance schedule.

         3.       Funding assumptions and corporate composite projections.

         4.       Participant census.

         5.       Individual participant information.

         6.       Definition of Payment procedures.

                  a.       Premiums

                  b.       Death benefits.

                  c.       Withdrawals/surrenders.

                  d.       Loans

D.       Program Servicing

         1. Provide periodic reports on program and policy financial status.

         2.       Provide information for possible program modifications.

         3.       Provide ongoing program coordination.

         4. Compile updated program data with assistance from Policyholder.

                  a.       New participants

                  b.       Terminations

                  c.       Retirees

                  d.       Deaths

         5.       Determine current and ongoing folding requirements.

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         6.       Assist with enrollment of new participants.

         7. Prepare detailed annual reviews of program experience to include:

                  a.       Corporate composite projections

                  b.       Program participant census including insurance amount

         8.       Compile composite billing for program.

         9. Timely provide assistance to accountants and auditors for reporting program transactions on financial statements and/or tax return and other reports or analyses as reasonably required from time to time by Policyholder.

         10. Advise the Policyholder of transactions necessary or desirable to meet program goals and commitments.

         11.      Execute quarterly social security sweeps.

         12. Annually determine and provide to Policyholder the amount of imputed taxable income for each participant.

         13.      Conduct annual performance review.

E.       Performance Criteria

         Carrier's enhanced policy administration will be subject to performance criteria mutually agreed by Carrier and Policyholder from time to time.

F.       Termination of Enhanced Policy Administration.

         Policyholder may terminate Carrier's enhanced policy administration at any time on written notice.

Policy Expenses
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-        Front End Load Charges

                  1. State Premium Tax - state premium tax will be handled as a pass-through. Taxes will be assessed based upon the Insureds' state of residence as of the date of issue of the Policy.

                  2.       Policy DAC Tax -1.20%

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                  3.       Other Charge - if enhanced policy administration is
                           in effect, a one time set-up charge of $100,000 in the aggregate for all Policies in the program, in the first policy year.

-        Mortality and Expense (M&E) Charge

                  The M&E risk charge is assessed against the average monthly value of the total policy cash value in all separate accounts and is deducted monthly. The following M&E risk charge is based upon a 4-tier sliding scale and applies for any period when enhanced policy administration is in effect:

First $ 50 million         0.250%
Next  $200 million         0.150%
Next  $250 million         0.125%
Over  $500 million         0.100%

                  Under the foregoing schedule, Carrier will not take into consideration the combined assets in both policies (VEBA Plan and the Split Dollar Plan) for purposes of calculating the monthly M&E expenses for this Policy. Carrier would, however, take the assets under this Policy into consideration when determining the M&E under the VEBA policy.

                  For any period when enhanced policy administration is not in effect, the M&E risk charge is as follows:

First $ 250 million            0.175%
Next  $ 500 million            0.150%
Next  $ 250 million            0.125%
Over  $1000 million            0.100%

                  Under this schedule, Carrier will take into consideration the combined assets on both policies (VEBA Plan and the Split Dollar Plan) in calculating the monthly M&E risk charge for both policies.

-        Investment Management Fees

                  Investment management fees for each separate account are assessed against the average monthly value of the policy cash value in a separate account. In calculating the monthly fee per separate account Carrier will take into consideration the combined assets in both policies (VEBA Plan and the Split Dollar Plan) which are invested in the same separate account(s). The investment management fees for the current commingled separate accounts can be found in the Offering Memorandum.

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-        Custody and Securities Accounting/Valuation

                  There are no separate charges for these functions for the commingled separate accounts. However, there are pass through charges for these functions for single customer accounts.

-        Policy Administration Charge

                  Currently, and as illustrated, the Policy Administration Charge is a per insured life charge of $5.00 per month in all policy years. The current charge may be reduced by the Carrier from time to time, and reductions in the Carrier's costs incurred to service the Policy will be commensurately reflected in the current charge. The guaranteed maximum monthly charge for administration is $5.00 per insured.

Changes in Pricing for Other than the Cost of Insurance Charges
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Carrier will not change the charges or fees related to factors under its control. Changes based on external factors may be reflected in the Policy.

For purposes of this paragraph, Carrier's profit goals and the contribution of Specialized Benefit Resources organization to overhead are not external factors. The external factors that may be reflected include (i) Federal and State legislation and state insurance statutory and regulatory changes, and (ii) after the first three policy years, increase in investment management, custody and securities accounting/valuation charges pertaining to P&G single-customer accounts by the providers of these services.

Any increase in price due to external factors will be documented and the price increase, if appropriate, will be only to recover the increased cost of the Carrier. With respect to any increase in charges pursuant to this section, P&G may audit the relevant records of Metropolitan pursuant to an appropriate nondisclosure document.

Governing Law
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The validity, construction, interpretation, and effect of this memorandum of understanding and the Policy shall be governed by the laws of the state of Ohio, without regard to Ohio's choice of law rules.

Changes to this Memorandum
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Except with respect to changes mandated by state and federal law and as otherwise specifically provided in this Memorandum or the Policy, this Memorandum may be changed only by mutual agreement among the affected parties.

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NOTICES

Unless and until the parties give written notice otherwise, whenever this Memorandum provides for notices or consents in writing to be given by one of the parties hereto to the other, such notices or consent will be given when addressed and delivered to the following or their successors:

(1)  The Procter & Gamble Company      (2)  Metropolitan Life Insurance Co.
     Global Pensions                        Specialized Benefit Resources
     Two Procter & Gamble Plaza             485B Route One South, Suite 420
     Cincinnati, Ohio 45202-3315            Iselin, New Jersey 08830
     Attn: Clare Clark, Group Manager       Attn: G. Denis Dwyer, Vice President

All such notices or consents must be sent by U.S. Certified Mail, Return Receipt Requested.

Agreed:

THE PROCTER & GAMBLE COMPANY           METROPOLITAN LIFE INSURANCE COMPANY

By:/s/ C. S. Clark                     By:/s/ [John J. Ryan]
   -------------------------------        -------------------------------
   Group Manager - Global Pensions        [Vice President]
   (Title)                                (Title)

   C. S. Clark                            [John J. Ryan]
   (Print or Type Name)                   (Print or Type Name)

   Dec. 30, 1997                          Dec. 30, 1997
   (Date)                                 (Date)

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